Exhibit 99.1

Willdan Group Reports Second Quarter 2017 Financial Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. — August 3, 2017 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended June 30, 2017 and updated its previously provided targets for fiscal year 2017.

Second Quarter 2017 Highlights

•                  Total contract revenue of $71.8 million, an increase of 22% over prior year

•                  Income from operations of $4.6 million, an increase of 15% over prior year

•                  Diluted earnings per share of $0.36

For the second quarter of 2017, Willdan reported total contract revenue of $71.8 million and net income of $3.3 million, or $0.36 per diluted share.  This compares with total contract revenue of $58.9 million and net income of $3.2 million, or $0.37 per diluted share, for the second quarter of 2016.  Income from operations was $4.6 million as compared to $3.9 million in the second quarter of last year; the reduction in diluted earnings per share was due to tax deductions in 2016 that are no longer available in 2017.  The operating results were primarily driven by the expansion of new Energy Efficiency Services contracts and greater demand in our Engineering planning and public works.

“We had another quarter of consistent execution across the Company, resulting in strong year-over-year increases in revenue and income from operations,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “We continue to see strong demand for energy efficiency services, and we are effectively ramping up activity in newer markets such as Utah, Kansas, Connecticut and Oregon, which are providing incremental growth to our traditional markets in California and New York.  We continue to position Willdan to capitalize on the rapidly evolving market for distributed energy resources.  We believe that the acquisition of Integral Analytics, Inc., which we announced today in a separate press release, will provide Willdan with a competitive advantage in data analytics and further strengthen our business development capabilities.”

Second Quarter 2017 Financial Highlights

Total contract revenue for the second quarter of 2017 was $71.8 million, an increase of 21.9% from $58.9 million for the second quarter of 2016.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services and Engineering Services segments, which increased 26.1% and 11.1%, respectively, from the second quarter of 2016.  Contract revenue for each of the the Energy Efficiency Services, Engineering Services, Public Finance Services and Homeland Security Services segments was $53.7 million, $14.1 million, $3.5 million and $0.5 million, respectively, in the second quarter of 2017.

Direct costs of contract revenue were $53.0 million for the second quarter of 2017, an increase of $12.0 million, or 29.1%, from $41.1 million for the second quarter of 2016.  The increase was primarily due to higher use of subcontractor services and increases in salaries and wages in the Energy Efficiency Services segment primarily as a result of the implementation of new contracts.

Revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), for the second quarter of 2017 was $30.2 million, an increase of 9.1% from $27.6 million for the second quarter of 2016.

Total general and administrative expenses for the second quarter of 2017 were $14.2 million, an increase of 2.5% from $13.9 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

Income tax expense was $1.2 million for the second quarter of 2017, as compared to $0.7 million for the second quarter of 2016.  The effective tax rate in the second quarter of 2017 was 26.9%, as compared to 18.6% in the same period last year. The difference in the effective tax rate is primarily due to energy efficiency commercial building tax deductions under Internal Revenue Code 179D that were utilized in 2016, but are not available in 2017.

Net income for the second quarter of 2017 was $3.3 million, or $0.36 per diluted share, as compared to net income of $3.2 million, or $0.37 per diluted share, for the second quarter of 2016.

EBITDA (see “Use of Non-GAAP Financial Measures” below) was $5.6 million for the second quarter of 2017, as compared to $5.1 million for the second quarter of 2016.

Six Months 2017 Financial Highlights

Total contract revenue for the six months ended June 30, 2017 was $140.2 million, an increase of 51.0% from $92.9 million for the six months ended July 1, 2016. Included in our consolidated contract revenue and contract revenue in our Energy Efficiency Services segment for the six months ended June 30, 2017 was incremental contract revenue of $18.7 million attributable to the acquisition of substantially all of the assets of Genesys Engineering, P.C. (“Genesys”)  that we completed on March 4, 2016. The increase was primarily due to higher contract revenue from the Energy Efficiency Services and Engineering Services segments, which increased 68.6% and 18.9%, respectively, from the six months ended July 1, 2016.  Contract revenue for each of the Energy Efficiency Services, Engineering Services, Public Finance Services and Homeland Security Services segments was $103.8 million, $28.5 million, $6.7 million and $1.2 million, respectively, for the six months ended June 30, 2017.

Direct costs of contract revenue were $103.7 million for the six months ended June 30, 2017, an increase of 69.1% from $61.4 million for the six months ended July 1, 2016.  Direct costs of contract revenue increased primarily as a result of the growth in subcontractor services in the Energy Efficiency Services segment due to the implementation of new contracts.

Revenue, net of subcontractor services and other direct costs, (as defined below) for the six months ended June 30, 2017 was $58.6 million, compared with $49.8 million for the six months ended July 1, 2016.

Total general and administrative expenses for the six months ended June 30, 2017 were $29.9 million, an increase of 16.4% from $25.7 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

Income tax expense was $0.5 million for the six months ended June 30, 2017, as compared to $1.4 million for the six months ended July 1, 2016.

Net income for the six months ended June 30, 2017 was $6.0 million, or $0.66 per diluted share, as compared to net income of $4.3 million, or $0.51 per diluted share, for the six months ended July 1, 2016.

EBITDA (as defined below) was $8.7 million for the six months ended June 30, 2017, compared with $7.5 million for the six months ended July 1, 2016.

Liquidity and Capital Resources

Willdan reported $26.3 million in cash and cash equivalents at June 30, 2017, as compared to $22.7 million at December 30, 2016.  The increase in cash and cash equivalents was primarily attributable to cash generated from operations of $7.1 million, partially offset by payments of $3.8 million for contingent consideration and on notes payable related to our prior acquisitions.

Acquisition of Integral Analytics, Inc.

We also announced today that we completed the acquisition of all of the outstanding shares of Integral Analytics, Inc. on July 28, 2017.

Outlook

Willdan updated the following financial targets for fiscal year 2017:

•                  Total contract revenue of $250 - $260 million

•                  Diluted earnings per share of $1.08 - $1.21

•                  Effective tax rate of approximately 40% for the remaining two quarters

•                  Diluted share count of 9.2 million shares

•                  Depreciation of $1.6 million

•                  Amortization of $2.7 million

Over the long-term, Willdan continues to target both organic and acquisitive revenue growth of greater than 10%, resulting in total revenue growth of greater than 20% per year.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 3, 2017, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-564-2842 and providing conference ID 9616557.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com on the Events and Presentations page and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 9616557.  The replay will be available through August 17, 2017.

About Willdan Group, Inc.

Willdan provides professional technical and consulting services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan’s website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor services and other direct costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), interest accretion and depreciation and amortization. EBITDA is not a measure of net income (loss) determined in accordance with GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor services and other direct costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Willdan’s targets for fiscal year 2017 and the expected benefits of Willdan’s recent acquisition of Integral Analytics, Inc. (“Integral Analytics”). The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including its recent acquisition of Integral Analytics, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2016 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$26,323,000	$22,668,000
Accounts receivable, net of allowance for doubtful accounts of $594,000 and $785,000 at June 30, 2017 and December 30, 2016, respectively	28,141,000	30,285,000
Costs and estimated earnings in excess of billings on uncompleted contracts	29,738,000	18,988,000
Other receivables	1,550,000	699,000
Prepaid expenses and other current assets	3,146,000	2,601,000
Total current assets	88,898,000	75,241,000
Equipment and leasehold improvements, net	5,293,000	4,511,000
Goodwill	21,947,000	21,947,000
Other intangible assets, net	4,846,000	5,941,000
Other assets	678,000	707,000
Total assets	$121,662,000	$108,347,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,567,000	$17,395,000
Accrued liabilities	22,296,000	19,049,000
Contingent consideration payable	1,525,000	1,925,000
Billings in excess of costs and estimated earnings on uncompleted contracts	7,098,000	8,377,000
Notes payable	2,244,000	3,972,000
Capital lease obligations	301,000	334,000
Total current liabilities	56,031,000	51,052,000
Contingent consideration payable	1,709,000	2,537,000
Notes payable	1,500,000	2,074,000
Capital lease obligations, less current portion	168,000	210,000
Deferred lease obligations	681,000	714,000
Deferred income taxes, net	2,587,000	1,842,000
Total liabilities	62,676,000	58,429,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,628,000 and 8,348,000 shares issued and outstanding at June 30, 2017 and December 30, 2016, respectively	86,000	83,000
Additional paid-in capital	45,488,000	42,376,000
Retained earnings	13,412,000	7,459,000
Total stockholders’ equity	58,986,000	49,918,000
Total liabilities and stockholders’ equity	$121,662,000	$108,347,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2017	2016	2017	2016

Contract revenue	$71,833,000	$58,941,000	$140,184,000	$92,856,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	11,368,000	9,798,000	22,169,000	18,332,000
Subcontractor services and other direct costs	41,676,000	31,294,000	81,571,000	43,027,000
Total direct costs of contract revenue	53,044,000	41,092,000	103,740,000	61,359,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	8,086,000	8,449,000	17,401,000	15,210,000
Facilities and facility related	1,119,000	829,000	2,243,000	1,939,000
Stock-based compensation	620,000	257,000	1,096,000	464,000
Depreciation and amortization	934,000	956,000	1,843,000	1,566,000
Other	3,467,000	3,394,000	7,334,000	6,516,000
Total general and administrative expenses	14,226,000	13,885,000	29,917,000	25,695,000
Income from operations	4,563,000	3,964,000	6,527,000	5,802,000

Other income (expense):
Interest expense	(32,000)	(44,000)	(65,000)	(94,000)
Other, net	1,000	1,000	38,000	2,000
Total other expense, net	(31,000)	(43,000)	(27,000)	(92,000)
Income before income taxes	4,532,000	3,921,000	6,500,000	5,710,000

Income tax expense	1,220,000	731,000	547,000	1,442,000
Net income	$3,312,000	$3,190,000	$5,953,000	$4,268,000

Earnings per share:
Basic	$0.38	$0.39	$0.70	$0.53
Diluted	$0.36	$0.37	$0.66	$0.51

Weighted-average shares outstanding:
Basic	8,603,000	8,207,000	8,505,000	8,102,000
Diluted	9,082,000	8,530,000	9,078,000	8,395,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,	July 1,
	2017	2016

Cash flows from operating activities:
Net income	$5,953,000	$4,268,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,870,000	1,566,000
Deferred income taxes, net	745,000	856,000
Loss on sale/disposal of equipment	—	3,000
Provision for doubtful accounts	(20,000)	61,000
Stock-based compensation	1,096,000	464,000
Accretion and fair value adjustments of contingent consideration	281,000	110,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	2,164,000	2,157,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(10,750,000)	(10,512,000)
Other receivables	(851,000)	64,000
Prepaid expenses and other current assets	(545,000)	(218,000)
Other assets	29,000	112,000
Accounts payable	5,172,000	(1,706,000)
Accrued liabilities	3,247,000	6,592,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,279,000)	3,409,000
Deferred lease obligations	(33,000)	10,000
Net cash provided by operating activities	7,079,000	7,236,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,410,000)	(989,000)
Cash paid for acquisitions, net of cash acquired	—	(8,857,000)
Net cash used in investing activities	(1,410,000)	(9,846,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,509,000)	(1,127,000)
Payments on notes payable	(2,302,000)	(2,099,000)
Principal payments on capital lease obligations	(222,000)	(345,000)
Proceeds from stock option exercise	1,675,000	49,000
Proceeds from sales of common stock under employee stock purchase plan	344,000	113,000
Net cash used in financing activities	(2,014,000)	(3,409,000)
Net increase (decrease) in cash and cash equivalents	3,655,000	(6,019,000)
Cash and cash equivalents at beginning of period	22,668,000	16,487,000
Cash and cash equivalents at end of period	$26,323,000	$10,468,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$65,000	$94,000
Income taxes	1,628,000	1,134,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$—	$4,569,000
Issuance of common stock related to business acquisitions	—	2,230,000
Other receivable for working capital adjustment	—	884,000
Equipment acquired under capital leases	147,000	73,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Services and Other Direct Costs”

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2017	2016	2017	2016
Contract revenue	$71,833,000	$58,941,000	$140,184,000	$92,856,000
Subcontractor services and other direct costs	41,676,000	31,294,000	81,571,000	43,027,000
Revenue, net of subcontractor services and other direct costs	$30,157,000	$27,647,000	$58,613,000	$49,829,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2017	2016	2017	2016
Net income	$3,312,000	$3,190,000	$5,953,000	$4,268,000
Interest expense	32,000	44,000	65,000	94,000
Income tax expense	1,220,000	731,000	547,000	1,442,000
Interest accretion(1)	114,000	138,000	281,000	110,000
Depreciation and amortization	934,000	956,000	1,843,000	1,566,000
EBITDA	$5,612,000	$5,059,000	$8,689,000	$7,480,000

(1)         Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisition of Abacus and the acquisition of substantially all of the assets of 360 Energy in January 2015.

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com